EXHIBIT 99.2

    RESTATEMENT OF FINANCIAL INFORMATION RELATING TO EITF 01-09, "ACCOUNTING
       FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER OR A RESELLER OF
                             THE VENDOR'S PRODUCTS."

                                          QUARTER ENDED                                          YEAR ENDED
                    --------------------------------------------------------     -----------------------------------------
(unaudited)          MARCH 31,      JUNE 30,     SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                       2000           2000           2000           2000            2000           1999           1998
                    -----------    -----------    -----------    -----------     -----------    -----------    -----------
     Net Revenues   $ 9,006,600    $ 9,821,202    $ 9,993,210    $10,234,070     $39,055,082    $21,538,555    $12,178,775

 Cost of revenues     7,287,932      7,805,195      7,966,155      8,291,659      31,350,941     17,568,425      9,923,890
                    -----------    -----------    -----------    -----------     -----------    -----------    -----------

     Gross profit     1,718,668      2,016,007      2,027,055      1,942,411       7,704,141      3,970,130      2,254,885

 Selling, general
 & administrative
         expenses     1,173,782      1,429,844      1,592,686      1,562,571       5,758,883      3,026,908      2,613,938
                    -----------    -----------    -----------    -----------     -----------    -----------    -----------

        Operating
    income/(loss)       544,886        586,163        434,369        379,840       1,945,258        943,222       (359,053)

         Interest
     expense, net      (280,802)      (272,939)      (310,038)      (313,688)     (1,177,467)      (749,750)      (515,038)
                    -----------    -----------    -----------    -----------     -----------    -----------    -----------

    Income/(loss)
    before income
    tax provision       264,084        313,224        124,331         66,152         767,791        193,472       (874,091)

       Income tax
        provision        (6,500)       (10,500)       (10,500)       (10,500)        (38,000)            --             --

    Extraordinary
          loss on
   extinguishment
          of debt            --             --             --             --              --        (47,601)            --

Cumulative effect
   of a change in
       accounting
        principle            --             --             --             --              --        (71,631)            --

Net income/(loss)   $   257,584    $   302,724    $   113,831    $    55,652     $   729,791    $    74,240    $  (874,091)
                    ===========    ===========    ===========    ===========     ===========    ===========    ===========
  Earnings/(loss)
per common share:
            Basic   $      0.02    $      0.02    $      0.01    $      0.00     $      0.05    $      0.01    $     (0.12)
                    ===========    ===========    ===========    ===========     ===========    ===========    ===========
          Diluted   $      0.02    $      0.02    $      0.01    $      0.00     $      0.05    $      0.01    $     (0.12)
                    ===========    ===========    ===========    ===========     ===========    ===========    ===========
 Weighted average
        number of
   common shares:
            Basic    13,260,506     13,555,332     14,103,443     14,151,313      13,769,614      8,988,110      7,210,810
                    ===========    ===========    ===========    ===========     ===========    ===========    ===========
          Diluted    13,902,146     14,497,498     15,907,222     15,869,403      15,129,593      9,134,414      7,210,810
                    ===========    ===========    ===========    ===========     ===========    ===========    ===========